Exhibit 99.1

Generation Bio Reports Second Quarter 2024 Financial Results

●	Cash balance of $217 million still expected to fund operations into 2H 2027

CAMBRIDGE, MASS., Aug. 7, 2024 -- Generation Bio Co. (Nasdaq: GBIO), a biotechnology company innovating genetic medicines for people living with rare and prevalent diseases, reported business highlights and second quarter 2024 financial results.

“We continue to apply our proprietary cell-targeted LNP delivery system to develop in vivo genetic medicines for T cells, hematopoietic stem cells and hepatocytes,” said Geoff McDonough, chief executive officer of Generation Bio. “We believe our delivery platform has the potential to create uniquely differentiated in vivo therapeutics that are redosable, delivered at point-of-care, and scalable at low cost, thereby addressing challenges of current ex vivo genetic medicine approaches, creating new market opportunities, and significantly expanding access for patients.”

Generation Bio’s novel, proprietary cell-targeted lipid nanoparticle (ctLNP) delivery system is engineered to have an extended half-life in systemic circulation compared to current LNP technologies that enables the biologic targeting ligands on the company’s ctLNPs to engage with receptors on specific cell types and tissues to achieve selective, potent, and efficient cargo expression. ctLNPs can deliver a variety of cargos, including Generation Bio’s proprietary immune-quiet form of DNA (iqDNA). iqDNA is designed to express or replace large genes to achieve years-long expression of therapeutic proteins. Generation Bio is focused on developing a range of differentiated, redosable therapeutics: in vivo T cell therapies for autoimmune indications, in vivo hematopoietic stem cells (HSC) therapies for sickle cell disease and beta-thalassemia, and systemic delivery to the liver for hemophilia A.

Second Quarter 2024 Financial Results

●	Cash Position: Cash, cash equivalents, and marketable securities were $216.9 million as of June 30, 2024, compared to $264.4 million in cash, cash equivalents, and marketable securities as of December 31, 2023. The company continues to believe that its cash, cash equivalents, and marketable securities will fund its operating expenses and capital expenditures into the second half of 2027.
●	R&D Expenses: Research and development (R&D) expenses were $16.4 million for the quarter ended June 30, 2024, compared to $21.8 million for the quarter ended June 30, 2023.
●	G&A Expenses: General and administrative (G&A) expenses were $9.5 million for the quarter ended June 30, 2024, compared to $13.0 million for the quarter ended June 30, 2023.
●	Net Loss: Net loss was $20.4 million, or $0.31 basic and diluted net loss per share, for the quarter ended June 30, 2024, compared to a net loss of $31.1 million, or $0.47 basic and diluted net loss per share, for the quarter ended June 30, 2023.

About Generation Bio

Generation Bio is innovating non-viral genetic medicines to provide durable and redosable treatments for hundreds of millions of patients living with rare and prevalent diseases. The company is developing two distinct and complementary platforms: a potent, highly selective cell-targeted lipid nanoparticle (ctLNP) delivery system and a novel immune-quiet DNA (iqDNA) cargo produced by a scalable capsid-free manufacturing process that uses proprietary cell-free rapid enzymatic synthesis (RES). With these platforms, Generation Bio aims to develop the next wave of non-viral genetic medicines to support its mission to extend the reach of genetic medicine to more people living with more diseases, around the world.

For more information, please visit www.generationbio.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for the company, including statements about the company’s strategic plans or objectives, cash resources, technology platforms, research and clinical development plans, and preclinical data, and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties inherent in the identification and development of product candidates, including the conduct of research activities, the initiation and completion of preclinical studies and clinical trials and clinical development of the company’s product candidates; uncertainties as to the availability and timing of results from preclinical studies and clinical trials; uncertainties regarding the company’s novel platforms and related technologies; whether results from preclinical studies will be predictive of the results of later preclinical studies and clinical trials; challenges in the manufacture of genetic medicine products; whether the company’s cash resources are sufficient to fund the company’s operating expenses and capital expenditure requirements for the period anticipated; as well as the other risks and uncertainties set forth in the “Risk Factors” section of the company’s most recent annual report on Form 10-K, which is on file with the Securities and Exchange Commission, and in subsequent filings the company may make with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the company’s views as of the date hereof. The company anticipates that subsequent events and developments will cause the company’s views to change. However, while the company may elect to update these forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date on which they were made.

Investors and Media Contact

Maren Killackey

Generation Bio

mkillackey@generationbio.com

857-371-4638

GENERATION BIO CO.

CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

(In thousands)

Earnings Release Balance Sheet	June 30, 2024	December 31, 2023
Cash, cash equivalents and marketable securities	$216,942	$264,364
Working capital	193,178	232,704
Total assets	265,264	374,758
Total stockholders’ equity	115,407	203,128

GENERATION BIO CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,
	2024	2023
Revenues:
Collaboration Revenue	$4,091	$880
Operating expenses:
Research and development	16,388	21,832
General and administrative	9,515	12,967
Loss on lease termination	1,497	—
Total operating expenses	27,400	34,799
Loss from operations	(23,309)	(33,919)
Other income:
Other income and interest income, net	2,877	2,853
Net loss	$(20,432)	$(31,066)
Net loss per share, basic and diluted	$(0.31)	$(0.47)
Weighted average common shares outstanding, basic and diluted	66,531,000	65,656,151

Comprehensive loss:
Net loss	$(20,432)	$(31,066)
Other comprehensive loss:
Unrealized losses on marketable securities	(83)	(57)
Comprehensive loss	$(20,515)	$(31,123)